ABSC OOMC 2006-HE5
Asset Backed Securities Portfolio Analysis

5,174 records
Balance: 1,024,183,061
All records

All records
Freddie Pool	Rate Type	Lien	Gross Coupon	Cut-Off Date Balance	Remaining Amortization	Original Amortization	Remaining Balloon Term	Original Balloon Term	Age	Gross Margin	Months to Next Rate Reset	Rate Reset Frequency	Life Cap	Initial Periodic Cap	Periodic Cap	Life Floor	Original Prepayment Penalty
FREDDIE	ARM	1	8.459	$453,256,684.62	410	410	360	360	0	6.204	26	6	14.444	2.995	1.001	8.457	16
NON-FREDDIE	ARM	1	8.169	$520,850,413.34	414	414	360	360	0	6.159	26	6	14.162	3.000	1.001	8.168	18
		2	12.743	$150,492.25	360	360	360	360	0	7.084	180	6	18.743	3.000	1.000	12.743	0
	FXD	2	11.927	$49,925,470.44	359	359	358	358	0	0.000	0	0	0.000	0.000	0.000	0.000	11
Grand Total:			8.481	$1,024,183,060.65	410	410	360	360	0	6.180	26	6	14.294	2.997	1.001	8.303	17

Credit Suisse
11 Madison Avenue
New York, New York 10010
www.credit-suisse.com
Jun 20, 2006 15:38

THIS ANALYSIS REMAINS SUBJECT TO THE COMPLETION OF AGREED UPON PROCEDURES BY CERTIFIED PUBLIC ACCOUNTANTS.The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale. This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the Certificates referred to in this preliminary free writing prospectus and to solicit an offer to purchase the Certificates, when, as and if issued. Any such offer to purchase made by you will not be accepted and will not constitute a contractual commitment by you to purchase any of the Certificates until we have accepted your offer to purchase Certificates. We will not accept any offer by you to purchase Certificates, and you will not have any contractual commitment to purchase any of the Certificates until after you have received the free writing prospectus provided to you prior to the time you enter into a contract of sale. You may withdraw your offer to purchase Certificates at any time prior to our acceptance of your offer.Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.